Exhibit 8.1

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0952 F: +1 202.637.3593 briantschosik@ eversheds-sutherland.com

May 13, 2026

Teucrium Asset Management, LLC

Three Main Street, Suite 215

Burlington, VT 05401

Re:	Registration Statement on Form S-1 to be filed with the SEC on or about May 13, 2026 with respect to The Y’all Street Physical Gold ETF

Ladies and Gentleman:

We have acted as tax counsel for Teucrium Asset Management, LLC, a Delaware limited liability company, with respect to certain legal matters in connection with the offer and sale of units (the “Shares”) of fractional undivided beneficial interest in the net assets of The Y’all Street Physical Gold ETF (the “Fund”), a series of the Texas Precious Metals Trust, a Delaware statutory trust (the “Trust”). We have also participated in the preparation of the Fund’s Registration Statement on Form S-1 (the “Registration Statement”) to which this opinion letter is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Federal Income Tax Consequences” (the “Discussion”) in the Registration Statement.

In rendering our opinions, we have considered the representation letter dated May 13, 2026, pursuant to which the Trust has made representations with respect to certain factual matters (the “Representation Letter”), and we have relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), rulings and other judicial decisions regarding the Code and the Regulations by the courts, and administrative interpretations of the Code and the Regulations by the Internal Revenue Service (“IRS”), all as they exist as of the date hereof. The Code, Regulations, rulings and judicial decisions by the courts, and IRS administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.

In addition, in rendering our opinions, we have assumed the accuracy of the factual matters described in the Registration Statement, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, the Discussion, to the extent that it describes conclusions as to U.S. federal income tax law and subject to the qualifications and assumptions stated in the Discussion, the limitations and qualifications set forth herein, and the representations in the Representation Letter, expresses our opinion as to material U.S. federal income tax consequences of the ownership and disposition of a Share of the Fund. The United States federal income tax consequences of the ownership and disposition of a Share of the Fund by a holder will depend upon that holder’s particular situation, and we express no opinion as to the completeness of the Discussion as applied to any particular holder.

This opinion letter is limited to the matters specifically set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinions are rendered as of the date hereof and we assume no obligation to update or supplement these opinions or any matter related to these opinions to reflect any change of fact, circumstances, or law after the date hereof.

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland.  For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

Furthermore, our opinions are not binding on the IRS or a court. In addition, we must note that our opinions represent merely our best legal judgment on the matters presented and that others may disagree with our conclusions herein. There can be no assurance that the IRS will not take a contrary position or that a court would agree with our opinions if litigated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm—Eversheds Sutherland (US) LLP—and these opinions contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours, /s/ Eversheds Sutherland (US) LLP Eversheds Sutherland (US) LLP